Exhibit 10.42

Product Purchase Agreement

THIS AGREEMENT (the “Agreement”) is made and entered into as of May 1, 2017 (the “Effective Date”), by Destination Maternity Corporation, a Delaware corporation (“Destination”) and Orchestra Prémaman USA Inc., a Delaware corporation (“Orchestra”).

Destination Maternity and Orchestra hereby agree as follows:

1.	Product. Destination intends to operate an infant and childrenswear department in certain of its stores (each a “Department”). Destination shall, from time to time, order infant and childrenswear merchandise (“Merchandise”) from Orchestra for sale by Destination in each such Department which such purchases shall be on an order-by-order basis it being understood that the orders shall be for no less than necessary to stock and operate each Department for at least one “Season” (with the seasons being Spring/Summer, and Fall/Winter).

2.	Product Pricing. For each piece of Merchandise, Destination shall pay Orchestra amounts to be agreed on an order-by-order basis (the “Cost”). All orders shall be subject to Destination’s then current standard purchase order terms and conditions (the “PO Terms”) and vendor manual (the “Vendor Manual”). Payment from Destination to Orchestra will be due ninety (90) days after Destination’s receipt of such Merchandise either in the New Jersey DC (as defined below) or a Department.

3.	Return Right. Each of the parties reserves the right, after the end of each Season, to, in Destination’s case, cause Orchestra, or in Orchestra’s case, to retake/repurchase any purchased Merchandise from Destination (at Orchestra’s sole cost and expense) it being understood that in such instance Orchestra will refund to Destination the full Cost paid by Destination for such Merchandise. A party will provide a written notice to the other party of the exercise of its rights herein. The subject Merchandise shall be picked up by Orchestra from Destination’s distribution center facility located at 1000 John Galt Way, Florence, New Jersey (the “New Jersey DC”) (at Orchestra’s sole cost and expense) at a time reasonably determined by the parties (which shall be no longer than ninety (90) days after the date of the notice), and the related refund shall also be due at the end of such same ninety (90) day period. Also, Destination has the option to offset future invoices for any refund amount. The parties shall reasonably cooperate in determining the packing of Merchandise to be returned to Orchestra. Destination shall be responsible for Merchandise damaged by it.

4.

Product Delivery. All Merchandise must be delivered Landed Duty Paid (LDP) by Orchestra to either (a) the New Jersey DC, or (b) directly to the Departments (as determined by the parties on an order-by-order basis). Orchestra shall bear all costs of shipping and will be solely responsible for importation of Merchandise (including, without limitation, customs duty). The parties shall mutually agree on how all Merchandise will be packaged (it being understood that the current plan hereunder is for the initial orders to be pre-packed by Department with the replenishment orders to be in singles by size).

5.	Hangers, Ticketing and Fixtures. Orchestra shall provide hangers for all Merchandise but the cost and expense shall be borne by Destination as mutually agreed. The parties shall mutually agree on the ticketing of all Merchandise which shall be in accordance with Destination’s standards, as outlined in the PO Terms and Vendor Manual. The parties shall mutually agree on which furniture and fixtures will be used in each Department and which party will bear the costs of such furniture and fixtures. If Orchestra provides any such furniture or fixtures such shall be considered on loan to Destination and returnable by Destination to Orchestra at a mutually agreeable time.

6.	Distribution. Destination shall be permitted to sell the Merchandise only in the Departments.

7.	Carrier Accommodation and Logistics Services. Destination shall permit Orchestra to utilize Destination’s shipping carriers (including, without limitation, United Parcel Service) so long as Orchestra reimburses Destination on demand for charges from such carriers on a pass-through basis. In addition, from time to time, Orchestra may request that Destination assist it with return processing services. The parties will agree at such time on reasonable payment to Destination for such services.

8.	Trademark License; Representations and Warranties.

a.	Orchestra, as the duly authorized licensee of the Orchestra trademarks and any other third-party trademarks used on the Merchandise (the “Marks”), hereby grants to Destination a non-exclusive, royalty free, fully paid up, right to use the Marks in connection with the distribution, promotion, advertising, and sale of the Merchandise only in the Departments.

b.	Orchestra, at its own expense, agrees to hold harmless, indemnify and, if so demanded by Destination or its affiliates, defend Destination and/or its affiliates against any and all damages, claims, demands, actions and lawsuits arising out of the infringement or misappropriation of any patent or claim of patent, copyright, trademark, service mark, trade name, trade dress, trade secret, right of publicity or other proprietary right used in connection with Merchandise or otherwise as permitted in this Agreement.

9.

Confidentiality. The existence and the terms of this Agreement shall be kept confidential by the parties and shall not be disclosed to any third party. Such information may be disclosed only to the employees, directors, officers, agents and/or professional advisers of a party who have a need to know such information for performing their duties in connection with this Agreement. Neither party shall publicity comment on this Agreement or the relationship between the parties prior to the issuance of a mutually agreeable press release, without obtaining the other party’s prior approval.

10.	General.

a.	Term. This Agreement shall commence upon its execution by both parties and shall expire on December 31, 2017, unless prior to that date this Agreement is (i) terminated by either Orchestra or Destination in writing, or (ii) extended by written agreement of Orchestra and Destination. Notwithstanding the foregoing, with respect only to any orders hereunder agreed to by the parties before the termination date of the Agreement, this Agreement shall remain in effect as to such orders until the date which is 90 days after the end of the Season which was associated with the subject order.

b.	Termination with Cause. Either Destination or Orchestra has the right to terminate this Agreement for cause by providing ten (10) days’ prior written notice to the other detailing a material failure to perform, on a reasonably timely basis, responsibilities under this Agreement. The defaulting party shall have the opportunity to cure a default by promptly commencing such cure within such ten (10) day notice and cure period and thereafter diligently carrying out such cure to completion, within a reasonable time, and upon such cure, such event shall not be deemed to be a default. If the defaulting party does not cure the default, the non-defaulting party may terminate this Agreement and may exercise any other rights and remedies available to it at law, in equity or under this Agreement.

c.	Termination without Cause. Either party shall also have the right to terminate this Agreement without cause at any time upon at least thirty (30) days’ prior written notice to the other party. Notwithstanding the foregoing, with respect only to any orders hereunder agreed to by the parties before the termination date of the Agreement, this Agreement shall remain in effect as to such orders until the date which is 90 days after the end of the Season which was associated with the subject order.

d.	Jurisdiction & Venue: Any disputes between the parties will be governed by Delaware law, without giving effect to conflicts of laws principles, and will be adjudicated before a tribunal sitting in Delaware, or the federal judicial district in which that State is situated, to which jurisdiction and venue each party assents.

e.	Integration; Severability: These terms supercede any additional or conflicting legal terms contained in any document submitted to Destination by Orchestra. If any portion of these terms is deemed by a court of competent jurisdiction to be invalid or unenforceable, the other portions of these terms will remain binding and enforceable.

f.	Successors & Assigns: The contract between Destination and Orchestra will be binding upon and will inure to the benefit of the parties and their respective successors and assigns. Neither party is permitted to assign any rights or obligations under this Agreement.

g.	Entire Agreement; No Modification: This Agreement constitutes the entire agreement between the parties and supersedes all prior discussions, negotiations and agreements, whether oral or written. This Agreement shall not be modified or amended in any respect except by a written instrument executed by or on behalf of the parties to this Agreement.

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Product Purchase Agreement effective as of the Effective Date.

ORCHESTRA PREMAMAN USA INC.

By:	/s/ Agathe Boidin
Name:	Agathe Boidin
Its:	CEO

DESTINATION MATERNITY CORPORATION

By:	/s/ Ronald J. Masciantonio
Name:	Ronald J. Masciantonio
Its:	EVP & CAO

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